FIRST ADDENDUM TO LEASE
                             -----------------------

         This First Addendum to Lease ("Addendum") is attached to and made a part of that certain Lease, dated August 21, 1996, by and between CRPB INVESTORS, L.L.C., an Arizona limited liability company, as Lessor, and CERPROBE CORPORATION, a Delaware corporation, as Lessee, including the Work Agreement attached as Exhibit "B". Should the provisions of the Lease and this Addendum conflict, then the terms and conditions contained in this Addendum shall control. Any reference to "Lease" shall include this Addendum, including all exhibits, unless a different intent is clearly indicated.

         49. Definitions. All capitalized terms not otherwise defined in this First Addendum shall have the meanings given to them in the Lease or the Work Agreement attached hereto.

         50.      Term;  Completion.  The Original Term of this Lease is fifteen
(15) years from the Commencement Date. The Commencement Date shall be the date on which Substantial Completion occurs. If the Commencement Date occurs on a day other than the first day of a calendar month, the Original Term of this Lease shall be fifteen (15) years plus the number of days remaining in the month in which the Commencement Date occurs. In the event that Substantial Completion of the Work does not occur before the Scheduled Completion Date set forth in the Work Agreement, then Lessee shall be credited with two (2) days of free Base Rent for each day of delay until Substantial Completion of the Work occurs. In the event that Substantial Completion does not occur within sixty (60) days following the Scheduled Completion Date set forth in the Work Agreement, then Lessee, upon written notice to Lessor, shall be entitled to terminate the Lease in which case Lessee shall be released from all liability and obligation thereunder. Upon any such termination by Lessee, Lessor shall pay to and reimburse Lessee on demand for all reasonable costs and expenses incurred in connection with the Project and this Lease including, but not limited to, architect's fees, consultant fees, legal fees, and any additional rental, costs or expenses incurred for the lease or occupancy of substitute premises, including any increased rent or penalties for the premises now occupied by Lessee, to the extent that such rental costs for comparable space exceed the Base Rent that Lessee otherwise would have been obligated to pay to Lessee if the Lease had not been terminated, plus such other damages and costs as Lessee may incur as a result of Lessor's default.

         51. Base Rent. The Base Rent for the Original Term shall be calculated according to the schedule set forth below. The Base Rent shall be payable in equal monthly installments, each due on the first day of each month. In the event the Commencement Date occurs on a day other than the first day of a month, then the Base Rent for the partial month shall be calculated by prorating the monthly Base Rent according to the number of days in the partial month occurring after the Commencement Date.

                  (a) Commencing on the Commencement Date and ending upon expiration of the fifth Lease Year of the Original Term, the monthly Base Rent shall be calculated by multiplying the Project Costs (as defined herein) times 11.5% and dividing the result by twelve (12) ("Initial Base Rent"). Lessor and Lessee acknowledge and agree that the estimated Project Costs is $7,600,000.00. Lessor and Lessee also agree that in no event shall: (i) the monthly Initial Base Rent be less than $71,875.00 per month or (ii) the total Project Costs be greater than $7,600,000.00 without Lessee's prior written consent; or (iii) line item expenditures exceed the line item amounts set forth in the budget approved by Lessee as provided in subparagraph (e) below, without Lessee's prior written consent.

                  (b) For Lease Years six (6) through ten (10) of the Original Term, the monthly Base Rent shall be calculated by multiplying the monthly Initial Base Rent for Lease Years one (1) through five (5) times 115%.

                  (c) For Lease Years eleven (11) through fifteen (15) of the Original Term, the monthly Base Rent shall be calculated by multiplying the monthly Base Rent for Lease Years six (6) through ten (10) times 115%.

                  (d) With each monthly payment of Base Rent, Lessee shall also pay to Lessor any sales or transactional privilege taxes imposed by the City of Gilbert, County of Maricopa, or State of Arizona.

                  (e) No later than twenty (20) days following the delivery to Lessor of the Building Permit issued by the City of Gilbert, Lessor shall prepare and deliver to Lessee for Lessee's approval an itemized budget for the Project, reflecting the costs of all labor, materials, supplies, equipment, fees and services necessary for the Work. Upon Lessee's approval thereof, Lessor agrees that the cost of any line item shall not be exceeded by more than ten percent (10%) of such line item or $25,000, whichever is greater, without Lessee's approval, so long as the total costs do not exceed the total Project Costs set forth in the budget approved by Lessee. Lessor agrees that upon forty-eight (48) hours notice, Lessee, its employees or accountants shall have the right to audit all Project Costs at reasonable intervals, and Lessor shall deliver or make available to Lessee all invoices and statements of account supporting the amounts so expended and claimed by Lessor as part of the Project Costs. In the event of any dispute between Lessor and Lessee as to any of the costs, the good faith and reasonable determination by the architect as to whether such costs are appropriate and are to be included as a part of the Project Costs shall be conclusive and binding on the parties.

         52. Option to Renew Lease. Lessor hereby grants to Lessee the option to extend the term of this Lease (the "Option") for seven (7) additional periods of five (5) Lease Years each, subject to the following conditions. If the Option is exercised, each successive term shall commence when the prior term expires.

                  (a) To exercise its Option to extend the Original Term or any extended term, Lessee shall deliver to Lessor written notice of Lessee's election to extend no less than one hundred eighty (180) days nor more than two hundred seventy (270) days prior to the expiration of the then current lease term. If said notification of the exercise of the Option is not so delivered, the Option shall continue and shall expire seven (7) days after Lessor has delivered written notice to Lessee that the Option will expire within seven (7) days following Lessee's receipt thereof. Each Option may (if more than one) only be exercised consecutively.

                  (b)      The   provisions  of  Paragraph  39,   including  the
provision relating to the default of Lessee set forth in Paragraph 39.4 of this Lease, are conditions of this Option.

                  (c) All of the other terms and conditions of this Lease except where specifically modified by this Option shall apply during each extended term.

                  (d) The annual Base Rent for each five-year period (each "Option Period") of the Option(s) shall be determined as follows:

                           (i)      For the  first  three (3)  five-year  Option
Periods (Lease Years 16- 30), the monthly Base Rent for each Option Period shall be equal to the greater of (A) the monthly Base Rent for the previous five (5) Lease Year period multiplied by 115%, or (B) the Market Rental Value (determined as set forth in paragraphs 52(d)(ii) and (iii) below) for comparable space in comparable real estate located within the same market area.

                           (ii)     Four (4) months prior to the  expiration  of
the Original Term, or four (4) months prior to the expiration of the current Option Period, as the case may be, Lessor and Lessee shall meet to establish an agreed upon new monthly Base Rent for the Option Period or Periods as to which Lessee has elected to extend. If agreement cannot be reached within sixty (60) days after the first meeting, Lessor shall obtain, at its expense, and deliver to Lessee, an appraisal as to the Market Value Rental of the Premises.

                           (iii)    If, within  thirty (30) days after  Lessee's
receipt of the appraisal, Lessor and Lessee cannot mutually agree as to the Market Value Rental of the Premises, then Lessee shall have the right within thirty (30) days to obtain, at its expense, and deliver to Lessor, an appraisal reflecting the Market Value Rental of the Premises. If the two appraisers are unable to agree on the Market Value Rental within fifteen (15) days after delivery of Lessee's appraisal to Lessor, such two appraisers shall, within fifteen (15) days thereafter, join to appoint a third appraiser and if they fail so to appoint such third appraiser within such period, the third appraiser shall be appointed by the Presiding Judge of the Federal District Court for the District of Arizona, or if said Presiding Judge should refuse to make such appointment, by the Presiding Judge of the Maricopa County Superior Court. Such third appraiser shall individually determine such fair market value of the Premises within forty-five (45) days thereafter. The Market Value Rental and purchase price of the Premises shall then become the average of the Market Value Rental determinations of the two (2) appraisals closest in value. All appraisers appointed hereunder shall be competent, qualified by training and experienced in Maricopa County, Arizona, to appraise real estate of the type to be appraised hereunder, disinterested and independent and shall be members in good standing of the American Institute of Real Estate Appraisers (or any successor association, or a body of comparable standing if such Institute is not then in existence) and all appraisal reports shall be rendered in writing and signed by the appraiser or appraisers making the report. Lessor and Lessee shall bear the costs of their respective appraisers and shall share the cost of the third appraiser, if any.

                           (iv)     For the  fourth,  fifth,  sixth and  seventh
five-year Option Periods (i.e., Lease Years 31-70), the annual Base Rent for each Option Period shall be equal to the lesser of: (A) the monthly Base Rent for the immediately prior Option Period multiplied by 115%, or the Market Rental Value for comparable space in comparable real estate located within the same market area. The procedure used to establish Market Rental Value set forth in paragraphs 52(d)(ii) and (iii) above shall be utilized to establish Market Rental Value for the fourth, fifth, sixty and seventh Option Periods.

         53.      Security Deposit.

                  (a) On or before the Commencement Date, Lessee shall remit to Lessor a security deposit in the amount of one month's Base Rent, which will be held by Lessor as security for the payment and performance by Lessee of the amounts and obligations to be paid and performed by Lessee under this Lease. If Lessee shall faithfully pay and perform the obligations to be paid and performed by it, then Lessor shall disburse to Lessee the security deposit together with all accrued interest thereon within thirty (30) days following the expiration of the third Lease Year.

                  (b) The Security Deposit shall be held by Lessor in an interest bearing money market account subject to immediate withdrawal without penalty, or, at Lessee's option a certificate of deposit with a maturity of no more than one (1) year, with the accrued interest to be added to the Security Deposit. If these funds are not available because of a bankruptcy or similar proceeding involving Lessor, Lessee shall have the right to offset the loss of the funds against the amounts next due from Lessee under the Lease.

         54. Assignment of Lessor's Interest. Lessor shall not have the right to assign its interest under this Lease prior to Substantial Completion without Lessee's prior written consent. Following Substantial Completion, Lessor shall have the right to assign its interest under this Lease, without the consent of the Lessee, during the Original Term of this Lease and any Option Period, provided that the assignee executes and delivers to Lessee an instrument pursuant to which the assignee has agreed to assume and perform all of the obligations of Lessor that are to be performed by Lessor following the date of such assignment. Any assignment by Lessor shall release and discharge Lessor from any obligations that are to be performed by Lessor subsequent to such assignment, but shall in no event release or discharge Lessor from any obligations that are to be or were to have been performed by Lessor prior to such assignment.

         55. Liability of Lessor. The liability of Lessor under this Lease shall be limited to Lessor's interest in the Premises and the Security Deposit. In no event shall there be any recourse against any partner, member or agent of Lessor or Lessee, or any member, person or entity comprising Lessor or Lessee, or against any property or assets of any such partner or member or agent for or on account of any obligation or liability arising under this Lease or otherwise in connection with the Premises.

         56. Construction. In consideration of the covenants and obligations to be performed by Lessor under this Lease, Lessor, at Lessor's sole expense, shall provide all labor, materials, supplies and equipment necessary to construct the building and other improvements, all as described in Paragraph 1.2 and Exhibit "A", Exhibit "B" and Exhibit "C" to this Lease.

         57.      Expansion of Premises/Option To Purchase.

                  57.1 Grant of Option. Lessor and Lessee acknowledge that Lessee may require, from time to time, additional space to be constructed and added to the Premises during the Original Term of this Lease or any Option Period so as to accommodate the business and operations of Lessee. Each time that Lessee determines that it will require such additional space and there is no existing Breach under this Lease; Lessee shall give written notice thereof to Lessor, and Lessor and Lessee shall thereafter negotiate in good faith to agree upon terms for the construction of such additional space, including, if necessary, additional buildings and improvements to accommodate Lessee's requirements, and associated revisions to this Lease, including the amount of the Base Rent. If Lessee gives notice, within the last ten (10) years of the term of the Lease, that Lessee will require additional space, and Lessor and Lessee thereafter agree upon terms for the construction of such additional space, the term of the Lease shall be extended so that the remaining term of the Lease shall be no less than ten (10) years from the date of Lessee's notice. If Lessor and Lessee are unable to agree upon terms within sixty (60) days after delivery of Lessee's written notice to Lessor of Lessee's requirements for additional space Lessor hereby grants to Lessee an option (the "Option"), for a period of twelve (12) months commencing upon the expiration of the sixty (60) day period, to purchase the Premises upon and subject to the terms and conditions described below. If Lessee does not elect to exercise the Option within such twelve (12) month period, or exercises the Option, but cancels and terminates the purchase transaction prior to the closing pursuant to Paragraph 57.13, Lessee shall not have the right to exercise any Option to purchase in connection with a requested expansion for a period of twelve (12) months after the expiration of the prior Option or the termination of the purchase transaction.

                  57.2 Notice of Exercise. The Option may be exercised by Lessee delivering written notice of such exercise to Lessor at the address specified below.

                  57.3     Price.

                           (a) Determination of Purchase Price. After the exercise of the Option, Lessor and Lessee shall negotiate in good faith to agree upon the price at which the Premises will be purchased by Lessee. Such purchase price to be paid for the Premises shall be the then fair market value of the Premises, subject to the terms and conditions of this Lease; provided, however, that the purchase price shall not be less than the amount of the unpaid balance of principal, interest, and other charges on the Construction Loan and the Permanent Loan.

                           (b) Negotiation of Purchase Price and use of Appraisals. Not later than forty-five (45) days after Lessee exercises the Option, Lessor shall obtain, at its expense, and deliver to Lessee, an appraisal as to the fair market value of the Premises. If, within sixty (60) days after Lessee's receipt of the appraisal, Lessor and Lessee cannot mutually agree as to the fair market value of the Premises, then Lessee shall have the right within forty- five (45) days after the expiration of the sixty (60) day negotiation period to obtain, at its expense, and deliver to Lessor, an appraisal reflecting the fair market value of the Premises. If the two appraisers are unable to agree on the fair market value within fifteen (15) days after delivery of Lessee's appraisal to Lessor, such two appraisers shall, within fifteen (15) days thereafter, join to appoint a third appraiser and if they fail so to appoint such third appraiser within such period, the third appraiser shall be appointed by the Presiding Judge of the Federal District Court for the District of Arizona, or if said Presiding Judge should refuse to make such appointment, by the Presiding Judge of the Maricopa County Superior Court. Such third appraiser shall individually determine such fair market value of the Premises within forty-five (45) days thereafter. The fair market value and purchase price of the Premises shall then become the average of the fair market value determinations of the two (2) appraisals closest in value. All appraisers appointed hereunder shall be competent, qualified by training and experienced in Maricopa County, Arizona, to appraise real estate of the type to be appraised hereunder, disinterested and independent and shall be members in good  standing of the American  Institute
                                    of Real Estate  Appraisers (or any successor
                                    association,   or  a  body   of   comparable
                                    standing if such Institute is not then in existence) and all appraisal reports shall be rendered in writing and signed by the appraiser or appraisers making the report. Lessor and Lessee shall bear the costs of their respective appraisers and shall share the cost of the third appraiser, if any.

                           (c) Payment of the Purchase Price. The purchase price to be paid for the Premises shall be paid at close of escrow. The purchase price to be paid for the Premises may, at Lessee's option, be paid through Lessee's assumption at the close of escrow of existing indebtedness on the Premises and the remainder thereof in cash. However, Lessee's ability to assume the existing indebtedness on the Premises shall be conditioned upon the discharge of the liability of Lessor and any guarantors for such indebtedness.

                  57.4 Title Report. Not later than thirty (30) days after Lessee exercises the Option, Lessor shall cause to be delivered to Lessee by a title company selected by the parties: (i) an "extended coverage" title report with respect to the Premises showing that title to the Premises is subject to only those matters set forth in Paragraph 57.9; (ii) legible copies of all documents, whether recorded or unrecorded, referred to as special exceptions in such title report or any supplemental title report issued by the title insurance company; and (iii) an ALTA survey of the Premises from a surveyor selected by the parties in form reasonably acceptable to Lessor and Lessee. Lessor agrees that during the term of this Lease Lessor will not do anything that could reasonably be expected to prevent the parties from obtaining an extended coverage title policy with respect to the Premises.

                  57.5 Conveyance Document. The conveyance of the Premises to Lessee or its designee shall be by a good and sufficient special warranty deed in form acceptable to Lessee conveying to Lessee or its designee good and marketable title to the Premises, subject only to the exceptions permitted under Paragraph 57.9.

                  57.6 Title Insurance. As of the closing date, Lessor shall cause to be delivered to Lessee, a standard coverage title insurance policy and, if available, an extended coverage title policy issued by the title insurance company in the amount of the purchase price insuring that Lessee has acquired good and marketable title to the Premises subject only to those matters set forth in Paragraph 57.9 hereof. Lessee shall reimburse Lessor for the difference between the premiums for an extended coverage title insurance policy and the premiums for a standard coverage title insurance policy.

                  57.7 Closing Date. The purchase transaction shall be closed within one hundred twenty (120) days after the purchase price is determined pursuant to Paragraph 57.3.

                  57.8     Condition of Title.

                           (a) Exceptions to Title. The Premises shall be conveyed by Lessor to Lessee subject only to:

                                    (i)      current  real estate  taxes for the
                                             year   during   which  the  closing
                                             occurs;

                                    (ii)     current assessments;

                                    (iii)    current       property      owner's
                                             association dues;

                                    (iv)     matters to which the  Premises  are
                                             subject on the Commencement Date of
                                             this Lease;

                                    (v)      matters  affecting  title caused or
                                             created by Lessee or that have been
                                             approved in writing by Lessee;

                                    (vi)     utility    easements    and   other
                                             easements    incidental    to   the
                                             development and use of the Premises
                                             that do not impair  the  value,  or
                                             interfere  with  Lessee's  use  and
                                             occupancy, of the Premises; and

                                    (vii)    the effect of all other  applicable
                                             documents   executed  hereafter  by
                                             both Lessor and  Lessee,  or by one
                                             of them with the written consent of
                                             the  other,   or  which  Lessor  is
                                             permitted  to  execute   alone  and
                                             without  Lessee   pursuant  to  the
                                             provisions of this Lease, including
                                             any  mortgage or deed of trust that
                                             is assumed by Lessee in  connection
                                             with the purchase of the Premises.

                           (b) Removal of Title Exceptions. Prior to closing, Lessor shall satisfy, remove or cause to be removed, prior to the close of escrow for the purchase and sale of the Premises, all matters affecting title to the Premises other than those matters permitted in this Paragraph 57.9. Lessor shall indemnify, defend, and hold Lessee harmless for, from and against and any and all losses, debts, liabilities or claims, absolute or contingent, and all actions, suits proceedings, demands,
                                    judgments,   costs  and  expenses   incident
                                    thereto, incurred in connection with or resulting from any failure of Lessor to comply fully with the provisions of this Paragraph.

                  57.9 Fees and Charges. The escrow fees and charges, and all other expenses in connection with the transaction for which the Option may be exercised, will be shared equally by Lessee and Lessor. Real estate taxes, assessments, property owner's association dues and those costs and expenses relating to the Premises which constitute Lessee's obligations pursuant to this Lease shall not be prorated between Lessor and Lessee, it being the understanding of the parties hereto that Lessee solely shall be obligated to pay the same.

                  57.10 Lessee's Remedies. By reason of, among other things, the uniqueness of the Premises, Lessee shall be entitled to exercise and enforce the equitable remedies of specific performance and/or injunction for each and every obligation of Lessor under Paragraph 57, which remedies may be exercised and enforced separately or cumulatively with any other rights or remedies available to Lessee in the event of a breach by Lessor of any of Lessor's obligations under Paragraph 57 or any other provision of this Lease.

                  57.11 No Real Estate Commission. No real estate commission shall be payable by Lessee in connection with Lessee's exercise of the Option or Lessee's purchase of the Premises.

                  57.12 Lessee's Right To Terminate Purchase. Notwithstanding Lessee's exercise of the Option pursuant to Paragraph 57.2, Lessee shall have the right to cancel and terminate the purchase transaction in Lessee's sole discretion at any time prior to the closing of the sale. Lessee shall pay Lessor's reasonable out-of-pocket expenses for surveys, title examination, appraisals, and similar services provided by third parties and reasonable attorney's fees incurred in connection with the terminated sale.

                  57.13 Further Documents. Lessor and Lessee shall execute, acknowledge and deliver such instruments, and shall do such acts, as may be necessary or appropriate to close the purchase and sale of the Premises, including without limitation such instruments as may be necessary or appropriate to cancel or amend existing documents which no longer will be applicable to the Premises after and by reason of Lessee's purchase.

                  57.14 Lessee's Continuing Duty to Perform Under Lease. From and after Lessee's exercise of the Option until the closing of the purchase transaction or the earlier termination of the purchase transaction, Lessee shall continue to perform all of its obligations under this Lease. If Lessee fails to perform its obligations under this Lease during that period, Lessor may exercise any remedies available to it under this Lease.

         58. Right of First Offer/Option to Purchase. If at any time during term of this Lease, Lessor shall elect to sell the Premises, Lessor grants Lessee the first offer to purchase the Premises and an option to purchase the Premises in accordance with the provisions of this paragraph:

                  (a) Prior to offering the Premises for sale to third parties, Lessor shall deliver to Lessee written notice of Lessor's election to do so ("Notice to Sell") and a current appraisal of the fair market value of the Premises. The Notice to Sell shall contain the price and terms upon which Lessor intends to sell the Premises. Lessee shall have thirty (30) days from the receipt of the Notice to Sell to (i) deliver written notice to Lessor that Lessee has elected to purchase the Premises upon the terms and conditions established by Lessor in the Notice to Sell ("Notice to Purchase"), or (ii) to deliver written notice to Lessor that Lessee is exercising the option to purchase the Premises granted in this Paragraph 58 upon and subject to the terms, conditions and procedures set forth in Paragraph 57. If Lessee has not delivered the Notice to Purchase to Lessor within such thirty (30) day period, or if Lessee has not delivered written notice of Lessee's exercise of the option granted in this Paragraph 58 within such thirty (30) day period, Lessee's right to purchase the Premises shall be deemed waived by Lessee, and Lessor shall have the right to sell the Premises to any third party upon customary and reasonable terms and with the price not to be less than eighty percent (80%) of the price specified in Lessor's Notice to Sell to Lessee. If the Premises are not transferred to a third party in connection with a sale within 270 days after the date of Lessee's receipt of the Notice to Sell, or if Lessor thereafter decides to offer the Premises for sale on customary and reasonable terms at a price less than eighty (80%) of the price specified in the Notice to Sell, then Lessor shall first re-offer the Premises for sale to Lessee upon such new terms, in accordance with the procedures and time limits set forth in this Paragraph 58 and Lessee's rights under this Paragraph 58, including the option to purchase, shall be restored.

                  (b) In the event that Lessee delivers to Lessor written notice that Lessee has elected to purchase the Premises upon the terms and conditions established by Lessor in the Notice to Sell, then Lessor shall sell, and Lessee shall purchase, the Premises upon and subject to such terms. In the event that Lessee delivers to Lessor written notice that Lessee has elected to exercise the option to purchase the Premises, then Lessor shall sell, and Lessee shall purchase, the Premises upon and subject to the terms, conditions, and procedures set forth in Paragraph 57. However, Lessee shall have the option to rescind its election to purchase the Premises by delivering written notice of such rescission to Lessor at any time prior to the closing of the sale. In such case, Lessee shall pay Lessor's reasonable, out-of-pocket expenses incurred in connection with the purchase, including attorney's fees, but not for other expenses for services such as surveys, appraisals and similar services that can reasonably be expected to be used in connection with a subsequent sale of the Premises to a third party.

         59. Liens. Lessor shall not record or suffer to be recorded any deed of trust or other security instrument, other than the deed of trust securing the Construction Loan or the Permanent Loan, which creates, may create or appear to create a lien or encumbrance upon the Premises, or any part thereof, without Lessee's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

         60. Exhibits and Addenda. Exhibits as referenced in Paragraph 1.12 are incorporated by reference in this Lease and listed below:

                  Exhibit "A"  - Description     of       Working       Drawings
                                 prepared by Deutsch & Associates, as the architect of the Lessee, describing the construction of the Premises, which Working Drawings shall be initialed by Lessor and Lessee;
                  Exhibit "B" -  Work Agreement;
                  Exhibit "C" -  Contractor's building and premises construction specifications;
                  Exhibit "D" -  Hazardous Substances Addendum.

                  Exhibit "E" -  Itemization of Project Costs

         61. Definitions. The following capitalized terms as used in the Lease shall have the definitions set forth below:

                  (a) "Commencement Date". The date on which Substantial Completion of the Work occurs.

                  (b) "Construction Loan". That loan by Guaranty Federal Bank, F.S.B. to Lessor the proceeds of which shall be used to finance the initial construction of an office/manufacturing building and other improvements on the land generally located at the southwest corner of West San Angelo Road and North Fiesta Boulevard, Gilbert, Arizona as described in the Plans.

                  (c) "Lease Year". The year commencing on the Commencement Date and ending on the day immediately preceding the next anniversary of the Commencement Date, except that if the Commencement Date does not occur on the first day of a calendar month, then the year commencing on the first day of the calendar month next succeeding the Commencement Date and ending on the last day of the twelfth calendar month thereafter.

                  (d) "Permanent Loan". The long term financing secured by a deed of trust on the Premises that replaces the Construction Loan.

                  (e) "Plans". The plans and specifications referred to in Exhibits "A" and "C", as hereafter modified from time to time, and, where applicable, as approved by the City of Gilbert, Arizona.

                  (f) "Project". The land, buildings, structures, parking areas, pedestrianways, and other improvements, together with all machinery and equipment, all as provided in Exhibits "A", "B" and "C" to this Lease, as modified or omitted from to time.

                  (g) "Project Costs". The total cost of land and all labor, materials, equipment, supplies and other items and services that are incurred by Lessor and are necessary to the construction of the Project, including, but not limited to, financing costs, consulting fees, fees for building permits and other governmental approvals, architectural fees, legal fees of Lessor incurred in connection with this Lease and the Operating Agreement of Lessor and other documentation necessary to the formation and capitalization of Lessor, all as provided on Exhibit "E" to this Lease, as modified or amended from time to time.

                  (h) "Substantial Completion" and "Substantially Complete". The issuance by the City of Gilbert, Arizona of a certificate of occupancy that allows Lessee to take possession of and use the Premises and the completion of the Work such that the Premises are suitable and can be occupied and used by Lessee for the purposes intended, and the completion all of the Work as provided by the Plans with the exception of punch-list items that do not impair Lessee's use or occupancy of the Premises.

         62.      Replacement  Provisions.  Paragraphs 9 and 14 of the Lease are
deleted  in  their   entirety  and  replaced  with  the  following   provisions,
respectively:

         "9.      Damage or Destruction.

                  9.1      Definitions.

                           (a)      "Premises  Partial Damage" shall mean damage
or destruction to the improvements on the Premises, the repair cost of which damage or destruction is less than 50% of the then Replacement Cost of the Premises immediately prior to such damage or destruction, excluding from such calculation the value of the land.

                           (b)      "Premises  Total   Destruction"  shall  mean
damage or destruction to the Premises, the repair cost of which damage or destruction is 50% or more of the then Replacement Cost of the Premises immediately prior to such damage or destruction, excluding from such calculation the value of the land.

                           (c)      "Insured   Loss"   shall   mean   damage  or
destruction to improvements in the Premises, which was caused by an event required to be covered by the insurance described in Paragraph 8.3(a), irrespective of any deductible amounts or coverage limits involved.

                           (d)      "Replacement  Cost"  shall  mean the cost to
repair or rebuild the building(s), structure(s) and other improvements owned by Lessor at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of applicable building codes, ordinances, or laws, and without deduction for depreciation.

                           (e)      "Hazardous  Substance  Condition" shall mean
the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance as defined in Paragraph 6.2(a), in, on, or under the Premises.

                  9.2 Partial Damage--Insured Loss. If a Premises Partial Damage that is an Insured Loss occurs, Lessor shall, at Lessor's expense, repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect; provided, however, that Lessee shall, at Lessor's election, repair any damage or destruction the total cost to repair of which is $10,000 or less. The insurance proceeds shall be made available to the party making the repairs. If the required insurance was not in force or the insurance proceeds are not sufficient to effect such repairs, Lessee shall promptly contribute the shortage in proceeds necessary to complete such repairs; provided, however, that Lessee shall not be required to contribute the shortage in proceeds where such shortage was due to the fact that, by reason of the unique nature of the improvements, full replacement cost insurance coverage was not commercially reasonable or available. If Lessee does not provide the shortage in proceeds attributable to the unique aspects of the improvements within thirty (30) days following receipt of written notice and request therefor, Lessor shall not be required to fully restore the unique aspects of the Premises and Lessor may terminate this Lease as to such unique aspects of the Premises sixty (60) days following the occurrence of the damage or destruction. Unless otherwise agreed, Lessee shall not be entitled to reimbursement from Lessor for any funds contributed by Lessee to repair any damage or destruction. Premises Partial Damage due to flood or earthquake shall be subject to Paragraph 9.3 rather than Paragraph 9.2, but the net proceeds of any insurance shall be made available to the party making the repairs.

                  9.3 Partial Damage--Uninsured Loss. If a Premises Partial Damage that is not an insured loss occurs, Lessor may at Lessor's option, either: (i) repair such damage as soon as reasonably possible at Lessor's expense, in which event this Lease shall continue in full force and effect; or
(ii) give written notice to Lessee within thirty (30) days after receipt by Lessor of knowledge of the occurrence of such damage of Lessor's desire to terminate this Lease as of the date sixty (60) days following the giving of such notice. In the event Lessor elects to give such notice of Lessor's intention to terminate this Lease, Lessee shall have the right within ten (10) days after the receipt of such notice to give written notice to Lessor of Lessee's commitment to pay for the repair of such damage totally at Lessee's expense and without reimbursement from Lessor. Lessee shall provide Lessor with the required funds or satisfactory assurance thereof within thirty (30) days following Lessee's said commitment. In such event, this Lease shall continue in full force and effect, and Lessor shall proceed to make such repairs as soon as reasonably possible, to the extent the funds are available. If Lessee does not give such notice, and provide the funds or assurance thereof within the times specified above, this Lease shall terminate as of the date specified in Lessor's notice of termination.

                  9.4 Total Destruction. If a Premises Total Destruction (including any destruction required by any authorized public authority) occurs prior to the last five (5) years of the term of this Lease, Lessor shall repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect. Notwithstanding the foregoing, if the required insurance was not in force or the insurance proceeds are not sufficient to effect such repairs, Lessee shall promptly contribute the shortage in proceeds necessary to complete said repairs; provided, however, that Lessee shall not be required to contribute the shortage in proceeds where such shortage was due to the fact that, by reason of the unique nature of the improvements, full replacement cost insurance coverage was not commercially reasonable or available. If Lessee does not provide the shortage in proceeds attributable to the unique aspects of the improvements within thirty (30) days following receipt of written notice and request therefor, Lessor shall not be required to fully restore the unique aspects of the Premises and Lessor may terminate this Lease as to such unique aspects of the Premises sixty (60) days following the occurrence of the destruction. Notwithstanding any other provision of this Lease, if a Premises Total Destruction occurs (including any destruction required by any authorized public authority) during the last five (5) years of the term of this Lease, Lessor may, at Lessor's option, either: (i) repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect (subject to Lessee's right to terminate this Lease pursuant to paragraph 9.4A of this Lease) or (ii) give written notice to Lessee within ten (10) days of the Premises Total Destruction of Lessor's desire to terminate this Lease effective as of the date of such damage or destruction.

                  9.4A Lessee's Absolute Right to Terminate. If a Premises Partial Damage or Premises Total Destruction occurs, and the damage or destruction cannot be fully repaired or replaced within two hundred ten (210) days of the Premises Partial Damage or Premises Total Destruction, Lessee may, at Lessee's option, by written notice to Lessor, terminate this Lease effective as of the date specified by Lessee in the notice to Lessor (but no earlier than the date of the Premises Partial Damage or Premises Total Destruction). Lessee shall exercise its option to terminate this Lease pursuant to this Paragraph within one hundred eighty (180) days after the Premises Partial Damage or Premises Total Destruction/

                  9.4B     Excess Insurance  Proceeds.  Lessee shall be entitled
to any insurance proceeds that exceed the cost of repair or restoration of the Premises.

                  9.5      Abatement of Rent; Lessee's Remedies.

                           (a)      In  the   event  of  damage   described   in
Paragraph 9.2 (Partial Damage-Insured Loss), Paragraph 9.3 (Partial Damage-Uninsured Loss), or Paragraph 9.4 (Total Destruction) whether or not Lessor or Lessee repairs or restores the Premises, the Base Rent, Real Premises Taxes, insurance premiums, and other charges, if any, payable by Lessee hereunder for the period during which such damage, its repair or the restoration continues (not to exceed the period for which rental value insurance is required under Paragraph 8.3(b), shall be abated in proportion to the degree to which Lessee's use of the Premises is impaired. Except for abatement of Base Rent, Real Property Taxes, insurance premiums, and other charges, if any, as aforesaid, all other obligations of Lessee hereunder shall be performed by Lessee, and Lessee shall have no claim against Lessor for any damage suffered by reason of any such repair or restoration.

                           (b)      If Lessor  shall be  obligated  to repair or
restore the Premises under the provisions of this paragraph 9 and shall not commence, in a substantial and meaningful way, the repair or restoration of the Premises within ninety (90) days after such obligation shall accrue, Lessee may, at any time prior to the commencement of such repair or restoration, give written notice to Lessor and to any Lenders of which Lessee has actual notice of Lessee's election to terminate this Lease on a date not less than sixty (60) days following the giving of such notice. If Lessee gives such notice to Lessor and such Lenders and such repair or restoration is not commenced within thirty
(30) days after receipt of such notice, this Lease shall terminate as of the date specified in said notice. If Lessor or a Lender commences the repair or restoration of the premises within thirty (30) days after receipt of such notice, this Lease shall continue in full force and effect. "Commence" as used in this Paragraph shall mean either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises whichever first occurs."

         "14.     Condemnation.

                  14.1. Condemnation of Entire Premises. If the entire Premises are taken under the power of eminent domain or sold under the threat of the exercise of said power, this Lease shall terminate as of the first to occur of: (i) the date a condemnation decree is entered, or (ii) if condemnation is by consent decree or sale in lieu of condemnation, the date that such consent decree or sale becomes effective.

                  14.2. Condemnation of Less than Entire Premises. If less than all of the Premises are taken under the power of eminent domain or sold under the threat of the exercise of said power (a "Partial Taking"), and such Partial Taking has a material adverse impact on the business of Lessee or results in the remainder of the Premises being unable to be substantially used for the purposes intended, then, Lessee, in its discretion, may, by written notice to Lessor, terminate this Lease as of the date a condemnation decree is entered, or if condemnation is by consent decree or sale in lieu of condemnation, the date that such consent decree or sale becomes effective.
Lessee's election to terminate shall be made and given to Lessor within one hundred eighty (180) days after the Partial Taking and shall be effective as of the date specified by Lessee in the notice of election, but in no event earlier than the date of Lessee's election to terminate.

                  14.3. Rent Reduction Upon Partial Taking. Upon the occurrence of a Partial Taking, the Base Rent shall be adjusted by a fair and equitable amount taking into account, among other factors, the loss of usable rental space and the impact of the Partial Taking upon the business and operations of Lessee. The amount of the reduced Base Rent shall not, in any event, be greater than the Base Rent then in effect (without giving effect to the Partial Taking) multiplied by a fraction, the numerator of which is equal to that portion of the Project Costs attributable to the remainder of the Project after giving effect to the Partial Taking, and the denominator of which is equal to the amount of the total Project Costs.

                  14.4.    Award.   Subject   to  the   right  of  a  lender  to
condemnation proceeds under any mortgage or deed of trust encumbering the Premises, any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Lessor, or as severance damages; provided, however, that Lessee shall be entitled to any compensation separately awarded to Lessee for Lessee's damages, including the value of Lessee's interest in this Lease, Lessee's relocation expenses and/or loss of Lessee's Trade Fixtures. In the event that this Lease is not terminated by reason of such condemnation, Lessor shall to the extent of its net severance damages received, over and above the legal and other expenses incurred by Lessor in the condemnation matter, repair any damage to the Premises caused by such condemnation, except to the extent that Lessee has been reimbursed therefor by the condemning authority. Lessee shall be responsible for the payment of any amount in excess of such net severance damages required to complete such repair."

LESSOR:                                  LESSEE:


CRPB Investors, L.L.C., an Arizona       Cerprobe Corporation, a Delaware
limited liability company                corporation

By:  P.B. Bell & Associates, Inc.        By: ___________________________________
                                                  Randal L. Buness
Its:  Managing Member
                                         Its:     Chief Financial Officer, Vice
         By: _____________________                President and Secretary

         Its: ____________________       Date: _________________________________

Date: ____________________________

                                  EXHIBIT "A"

                         DESCRIPTION OF WORKING DRAWINGS
                        PREPARED BY DEUTSCH & ASSOCIATES

                                   EXHIBIT "B"


                                 WORK AGREEMENT

                                   EXHIBIT "C"


                       CONTRACTOR'S BUILDING AND PREMISES
                           CONSTRUCTION SPECIFICATIONS

                                   EXHIBIT "D"


                          HAZARDOUS SUBSTANCES ADDENDUM

                                   EXHIBIT "E"


                          ITEMIZATION OF PROJECT COSTS

WHEN RECORDED RETURN TO:
K. David Lindner, Esq.
O'CONNOR, CAVANAGH, ET AL
One East Camelback Road, Suite 1100
Phoenix, Arizona 85012-1656


               SHORT FORM MEMORANDUM OF LEASE AND PURCHASE OPTION
               --------------------------------------------------

                  THIS SHORT FORM MEMORANDUM OF LEASE AND PURCHASE
OPTION evidences that there is in existence a Lease as hereinafter described. It is executed by the parties hereto for recording purposes only as to the Lease hereinafter described, and it is not intended and shall not modify, amend, supersede or otherwise effect the terms and provisions of said Lease.

     1.  Name of Document:          Standard Industrial/Commercial Single-Tenant
                                    Lease-Net ("Standard Lease")

     2.  Addendum to Lease:         The terms of the Standard  Lease are amended
                                    and supplemented by the First Addendum to Lease executed by the Lessor and Lessee effective as of the date of the Standard
                                    Lease (the Form Lease and the First Addendum to Lease are collectively referred to as the "Lease")

     3.  Name of Lessor:            CRPB INVESTORS,  L.L.C.,  an Arizona limited
                                    liability company

     4.  Name of Lessee:            CERPROBE CORPORATION, a
                                    Delaware corporation

     5.  Address of Lessor:         c/o P.B. Bell & Associates, Inc.
                                    8603 East Royal Palm Road, Suite 210
                                    Scottsdale, Arizona  85258
                                    Attention:  Philip B. Bell

     6.  Address of Lessee:         Cerprobe Corporation
                                    600 South Rockford Drive
                                    Tempe, Arizona  85281
                                    Attention:  Chief Financial Officer

     7.   Date of Lease:            August 21, 1996

     8.   Term of Lease:            Fifteen   (15)  years   commencing   on  the
                                    Commencement Date (as defined in the Lease).

     9.   Option to Extend:         Lessee  has the  option to extend  the Lease
                                    Term for seven (7) successive periods of five (5) years each.

     10.  Premises:                 The land,  building  and  improvements  more
                                    particularly   described   on  Schedule  "A"
                                    attached hereto.

     11.  Right of First Offer:     If  Lessor  elects  to  sell  the  Premises,
                                    Lessee shall have a right of first offer to purchase the Premises upon and subject to the terms and conditions described in the Lease.

     12.  Option to Purchase:       Upon the  occurrence of certain  events more
                                    particularly described in the Lease, Lessor grants to Lessee an option to purchase the Premises upon and subject to the terms contained in the Lease.

     13.  Demise of Lease Premises: Lessor  leases to Lessee and Lessee  accepts from Lessor the Leased Premises.

                  A copy of the Lease is on file with Lessor and Lessee at their respective addresses set forth above.

                  IN WITNESS WHEREOF, parties have executed this Short Form Memorandum of Lease this ____ day of August 1996.


LESSEE:                                  LESSOR:

CERPROBE CORPORATION,                    CRPB INVESTORS, L.L.C., an Arizona
a Delaware corporation                   limited liability company

                                              By: P.B. Bell & Associates, Inc.
                                              Its:Managing Member
By: ______________________________
                                                      By: ______________________
Name: Randal L. Buness                                Name: ____________________
                                                      Its: _____________________
Its: Chief Financial Officer, Vice
     President and Secretary

STATE OF ARIZONA   )
                   ) ss.
COUNTY OF MARICOPA )

                  The foregoing instrument was acknowledged before me this _____ day of August 1996, by Randal L. Buness, the Chief Financial Officer, Vice President and Secretary of Cerprobe Corporation, a Delaware corporation, on behalf of the corporation.


                                           _____________________________________
                                           Notary Public

My commission expires:
______________________


STATE OF ARIZONA   )
                   ) ss.
COUNTY OF MARICOPA )

                  The foregoing instrument was acknowledged before me this _____ day of August 1996, by ____________________ as ___________________ of P.B. Bell
& Associates, Inc., the managing member of CRPB Investors, L.L.C., an Arizona limited liability company, on behalf of the limited liability company.


                                          ______________________________________
                                          Notary Public
My commission expires:
______________________

                                  SCHEDULE "A"
                                  ------------

                      LEGAL DESCRIPTION OF LEASED PREMISES